Exhibit 10.21

September 20, 2005

Gene M. Bauer

20 Hereford Street, #1

Boston, MA 02115

Dear Gene:

On behalf of Globix Corporation, I am pleased to offer you the position of Vice President, General Counsel and Secretary reporting to Peter K. Stevenson, President and Chief Executive Officer. This position will require you to work at the Company’s offices located at 139 Centre Street, New York, NY 10013, and 2200 West Park Drive, Westborough, MA 01581.

Your start date was September 20, 2005. Your continued employment will be contingent upon the successful completion of the pre-employment screening process.

Base Salary: Your base salary will be payable semi-monthly at the rate of $7,692.30 ($200,000 annually). Your salary will be subject to normal periodic review based on Company policy, your performance, and other factors.

Other Compensation: You will be eligible to receive a bonus in accordance with the Executive Bonus Plan, as defined and communicated by the Board of Directors. You will be eligible to receive a cash bonus of up to 30% of your annual base salary pursuant to the Company’s annual incentive compensation plan; the eligibility for and payout of your bonus will be subject to the policies for cash compensation for the performance period extending from July 1, 2005 through December 31, 2006 adopted by the Compensation Committee on September 12, 2005.

In addition, pursuant to the Company’s stock option plan, you will be granted the fully vested option to purchase 10,000 on December 31, 2005 if you remain employed by the Company in your current position on that date. An additional 10,000 shares will vest on December 31, 2006 on achievement of certain components of the Company’s operating plan in calendar year 2006.

You also will receive a monthly opt-out reimbursement of $200.00 for waiving coverage under the Company medical insurance.

Benefits: Beginning the first day of the month following your start date, you will be eligible for the standard Company health insurance, dental insurance, disability insurance, life insurance and other benefit plans as set forth in the summary plan documents. You will accrue 20 vacation days per year. A benefits summary is enclosed which will explain our benefits and other value-added programs in more detail.

In addition, you will have access to the Company’s New York City corporate apartment free of charge.

In the event that you are required to relocate your primary place of business to a location farther than 60 miles outside of New York City (other than the greater Boston area) or if you are actually or constructively terminated without cause within one year following a change of control (as defined by the Company’s 2003 Stock Option Plan), you will be entitled to receive severance in the amount equal to one year of your then current base salary.

At-Will Employment: Globix Corporation is an “at will” employer. This means your employment is not for any definite period of time, and either you or Globix Corporation may terminate such employment for any

GLOBIX CORPORATION 139 CENTRE STREET, NEW YORK, NY 10013 - 4408

PHONE:   212  334 - 8500   FAX  212  334 - 8603   WWW.GLOBIX.COM

reason, at any time, with or without cause and with or without notice. Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time, and nothing in this offer letter, or told or given to you during your employment should be interpreted as a guarantee or contract.

This offer is contingent upon your compliance with the 1986 Immigration Reform and Control Act. The enclosed Employment Eligibility Certification describes acceptable documentation. Please bring verification of your identity and eligibility for employment with you on your first day. This offer of employment is also contingent upon (a) verification of information provided on the employment application and employment interview process, (b) Globix Corporation’s review of any post-employment restrictions by your current employer which may apply to you, (c) verification of your current compensation, (d) as well as successful completion of background and reference checks.

Enclosed you will find two copies of our Offer of Employment. Please contact me as soon as you have reached a decision concerning our offer of employment. Indicate your acceptance of this offer by signing and dating below and returning this signed offer letter to me via fax 212-334-8672. You may keep one copy for your records.

We are very excited about the contributions you can make to the Globix Team! Once you have passed Globix Corporation’s pre-employment process, you will be contacted to confirm your start date. Should you have any questions concerning the enclosed information or need additional information, please contact me at (212) 625-7060.

Sincerely,

Signature: Peter Stevenson President and Chief Executive Officer	Date

Agreed to and Accepted by:

Signature: Gene M. Bauer, Vice President, General Counsel & Secretary	Date